Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

JurichsonS@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2009

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – May 15, 2009 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the first quarter ended March 31, 2009.

For the first quarter of 2009, PharmAthene recognized revenues of $5.5 million compared to $5.8 million in the same period of 2008.  Revenues for the most recent quarter consisted primarily of contract funding from the U.S. government for the development of Protexia®, SparVax™ and RypVax™.

Research and development expenses were $5.7 million for the quarter ended March 31, 2009 compared to $5.9 million in the same period last year.  For both quarterly periods these expenses resulted from research and development activities related to programs for Valortim® and Protexia®, and for the first quarter of 2009 also reflect activities related to the SparVax™ ,  RypVax™ and our third generation rPA anthrax vaccine programs, which we acquired in the second quarter of 2008.

General and administrative expenses for the Company were $5.1 million for the quarter ended March 31, 2009 compared to $4.4 million in the same period in 2008.  These amounts include non-cash stock compensation expense of $0.7 million and $0.5 million for the three months ended March 31, 2009 and 2008, respectively.  General and administrative expenses increased $0.7 million in the first quarter of 2009 primarily due to increased consulting and legal services associated with compliance and operating as a publicly traded entity, costs related to preparing and submitting various bids and proposal, litigation efforts, and increased employee costs resulting primarily from the additional headcount through the Avecia acquisition. These increases were partially offset by reduced travel and other administrative overhead costs.

For the first quarter of 2009 PharmAthene’s net loss attributable to common shareholders was $6.0 million or $0.23 per share, compared to $4.7 million or $0.22 per share in the same period of 2008.

PharmAthene’s available cash, cash equivalents and short term investments at March 31, 2009 totaled $24.0 million, which excludes restricted cash totaling $9.0 million.  For the period ended December 31, 2008, the Company’s available cash, cash equivalents and short term investments were $22.9 million, excluding restricted cash of $12.0 million.   The increase in cash, cash equivalents and short-term investments at March 31, 2009 from December 31, 2008 is primarily attributable to the receipt of approximately $5.0 million in net proceeds from the public offering of common stock and warrants completed in March 2009, partially offset by funding of operations and the repayment of debt.

David P. Wright, President and Chief Executive Officer of PharmAthene, noted, “The first quarter of 2009 was a productive one for PharmAthene.  In addition, we have recently met with senior officials at the Biomedical Advanced Research and Development Authority (BARDA) to discuss the pending FDA submission of our comprehensive regulatory strategy for SparVax™ under the recently amended RFP.  We submitted a copy of the plan to BARDA last week for review.  BARDA officials indicated a willingness to review our proposal when received and we remain on target to meet our stated goal of submitting our plan to FDA by May 21, 2009.”

Mr. Wright continued, “BARDA has recently assumed responsibility for funding and oversight of activities under our previous contract for the development of SparVax™ with the National Institute of Allergy and Infectious Diseases (NIAID). The scope of work under the BARDA contract, which took effect April 1, 2009, will cover ongoing stability studies, development of potency assays, as well as certain manufacturing technology transfer and scale-up activities for SparVax™.  We continue to work closely with BARDA to ensure that development activities for SparVax™ proceed uninterrupted during the negotiations under the RFP.”

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s first quarter results on May 15, 2009, at 10:00 a.m., E.T. The dial-in number for U.S. callers is 866-783-2137 and for international callers is 857-350-1596. The participant passcode is 47746139.

A replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern Time on May 15, 2009 until approximately 11:59 p.m. Eastern Time June 30, 2009. The dial-in number from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 34158052.

The webcast of the conference call will be available until June 15, 2009 and can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene’s lead product development programs include:

•                  SparVax(TM) - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Third generation rPA anthrax vaccine

•                  Valortim(R) - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia(R) - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax(TM) - a recombinant dual antigen vaccine for plague

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax™ under the DHHS Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

— Tables Follow —

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,245,420	$19,752,404
Restricted cash	9,000,000	12,000,000
Short-term investments	6,773,594	3,190,912
Accounts receivable	9,961,596	8,890,077
Other receivables	1,089,857	1,391,512
Prepaid expenses and other current assets	960,939	917,125
Total current assets	45,031,406	46,142,030

Long-term restricted cash	—	1,250,000
Property and equipment, net	5,211,214	5,313,219
Patents, net	875,098	925,489
Other long-term assets	223,026	220,531
Deferred costs	34,643	37,092
Goodwill	2,348,453	2,502,909
Total assets	$53,723,840	$56,391,270

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,409,022	$3,870,871
Accrued expenses and other liabilities	12,197,532	14,624,757
Convertible notes	13,828,776	13,377,505
Current portion of warrants to purchase common stock	377,753	—
Current portion of long-term debt	3,947,979	4,000,000
Total current liabilities	33,761,062	35,873,133

Other long-term liabilities	2,230,670	626,851
Warrants to purchase common stock	1,158,031	—
Long-term debt	—	928,117
Total liabilities	37,149,763	37,427,831

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 28,012,031 and 25,890,143 shares issued and outstanding at March 31, 2009 and December 31, 2008; respectively,	2,802	2,589
Additional paid-in capital	146,662,830	142,392,163
Accumulated other comprehensive (loss) income	(260,869)	386,351
Accumulated deficit	(129,830,686)	(123,817,664)
Total stockholders’ equity	16,574,077	18,963,439
Total liabilities and stockholders’ equity	$53,723,840	$56,391,270

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2009	2008
	(unaudited)

Contract revenue	$5,521,903	$5,819,054
Other revenue	—	21,151
	5,521,903	5,840,205

Operating expenses:
Research and development	5,695,326	5,929,319
General and administrative	5,145,999	4,357,959
Depreciation and amortization	192,478	196,103
Total operating expenses	11,033,803	10,483,381

Loss from operations	(5,511,900)	(4,643,176)
Other income (expense):
Interest income	104,245	471,765
Change in market value of warrants	123,674	—
Other expense	(123,841)	—
Interest expense	(602,115)	(666,997)
Change in market value of derivative instruments	(3,085)	89,280
Total other income (expense)	(501,122)	(105,952)

Net loss	$(6,013,022)	$(4,749,128)
Basic and diluted net loss per share	$(0.23)	$(0.22)
Weighted average shares used in calculation of basic and diluted net loss per share	26,009,387	22,087,121